Media General Reports First-Quarter 2011 Results, Provides Outlook

RICHMOND, Va., April 20, 2011 /PRNewswire/ -- Media General, Inc. (NYSE: MEG) today reported an operating loss in the first quarter of 2011 of $4.2 million, compared with operating profit of $8.7 million in the first quarter last year. Segment operating profit was $8.6 million in the first quarter compared to $19.4 million last year. Net loss in the first quarter of 2011 was $25.8 million, or $1.15 per share, compared with $16.7 million, or 75 cents per share, last year.

Total revenues in the quarter decreased by $9.9 million, or 6.2 percent, to $148.9 million. Last year’s revenues included a total of $9.3 million of Olympics, Super Bowl and Political revenues that were not present this year.

“Strong performances by our television stations and local media websites in the first quarter were offset by weaker results in print and Advertising Services operations,” said Marshall N. Morton, president and chief executive officer. “To mitigate revenue shortfalls, we managed expenses aggressively, and total operating costs increased just 2 percent from last year.

“We were pleased that our Broadcast television stations continued their strong performance. Total Broadcast revenues decreased $1.8 million, or 2.6 percent, from last year, despite the absence of $7.6 million in Olympics revenues and nearly $1 million in Super Bowl revenues. Political revenues of $188,000 this year compared with $980,000 last year. Excluding those amounts, Broadcast revenues increased 13 percent in the first quarter. This strong performance underscores the fundamental strength of television advertising as well as the outstanding efforts of our stations to generate new business,” said Mr. Morton.

“Our local media websites produced a 20 percent increase in revenues. Digital Media revenues grew 26 percent in our Virginia/Tennessee market, 23 percent in the Mid-South, 20 percent in North Carolina, 18 percent in Ohio/Rhode Island, and 11 percent in Florida. Local online revenues continued their robust double-digit growth and increased 35 percent. Online Classified revenues grew 7.1 percent and marked the fifth consecutive quarterly increase. Unique visitors to our websites increased 18 percent,” Mr. Morton said. The strong performance of the websites was offset by lower results in Advertising Services, which caused total digital media revenues to decline 1.6 percent.

Newspaper advertising remained soft in the quarter. Total Publishing revenues were down 9.8 percent. Classified advertising declined 17.8 percent, driven by lower foreclosure notices and continued weakness in real estate and employment classifieds. Local print revenues decreased 8.1 percent, reflecting softness in retail spending across markets. Last year’s Local revenues included Easter-related advertising that will be in this year’s second quarter. National print revenues decreased 30 percent, mostly from reduced spending by telecommunications and national automotive advertisers. Printing and distribution revenues increased 24 percent as the result of the company’s success in attracting third-party distribution and commercial printing customers.

Circulation revenues declined 7 percent in the first quarter, mostly the result of lower single-copy sales partially offset by increased home-delivery in many markets. Circulation volumes have grown in many markets, primarily from aggressive marketing for home delivery. In March, five Daily newspapers reported higher circulation volumes from last year and nine newspapers exceeded circulation volume for Sunday. Total Sunday home delivery increased 1 percent from last year.

Market Segments

Virginia/Tennessee market profit in the first quarter was $3.8 million, compared with $7.6 million last year. Revenues declined 7.1 percent, primarily reflecting decreased Publishing revenues. Expenses increased 1.3 percent. Local revenues decreased 1.5 percent, driven by declines on the print side, except at the Richmond Times-Dispatch, partially offset by increased Local revenues at the market’s two television stations. National revenues decreased 21 percent, due mostly to declines in Richmond. Classified revenues decreased 17 percent, as a result of lower legal, real estate and help-wanted advertising, partially offset by higher automotive advertising in several markets. Printing and distribution revenues increased 5.4 percent, partially due to a new third-party delivery agreement with the Wall Street Journal.

The Florida market had a loss of $3.1 million, compared with a profit of $1.2 million a year ago, due mostly to continued softness in print advertising and to the absence of Olympics revenues this year at the market’s Broadcast television station. Revenues decreased 11 percent, while expenses were up only 0.7 percent from last year. Local revenues decreased 4.2 percent. Publishing drove the decline in Local, while WFLA-TV replaced most of its Local Olympics revenues from last year and Local digital revenues increased 67 percent. National revenues decreased 31 percent, due primarily to non-recurring National Olympics revenues and weakness in telecommunications and other categories that affected all media platforms. Classified revenues decreased 17 percent as a result of continued weakness in real estate and employment classifieds. Printing and distribution revenues were up 16 percent.

Mid-South market profit of $5.4 million increased 16 percent from last year. Total revenues grew 4.7 percent, and expenses increased 3 percent. Local advertising revenues increased 5.1 percent, as a result of higher broadcast and digital media advertising partially offset by publishing declines. National advertising rose 5.3 percent, and all platforms finished above prior-year levels. Eight of the market’s 11 television stations are CBS affiliates and did not have Olympics revenues in last year’s results. Classified revenues were down just 2.3 percent, by far the smallest decline of any of the company’s geographic markets. The newspapers in Alabama generated higher Classified revenues this year, led by the automotive and legal categories. Printing and distribution revenues were up 54 percent, due to new third-party customers at several newspapers.

North Carolina market profit of $127,000 compared with $1.1 million last year. Revenues decreased 6.3 percent, and expenses decreased 1.1 percent from last year. Local revenues decreased 6.5 percent, including lower retail spending on the print side and to the absence this year of Olympics revenues at the Raleigh television station. National revenues decreased 20 percent, also due to the absence of Olympics revenues this year and weakness in selected categories across all platforms. Classified revenues decreased 16.2 percent, due to lower real estate and local automotive advertising. Printing and distribution revenues increased significantly from the addition of the printing USA TODAY in Winston-Salem and from adding the delivery of the Charlotte Observer in the community newspaper markets.

Ohio/Rhode Island market profit of $2.3 million compared with $3.3 million last year. This market includes two NBC affiliated television stations. Total revenues decreased 9.2 percent, mostly reflecting the absence this year of Olympics revenues, and expenses decreased 3.1 percent. Local revenues declined 8.4 percent, and National advertising decreased 18 percent.

The Advertising Services and Other segment loss of $13,000 compared with a profit of $1.4 million last year. The lower results were primarily due to a 52 percent decrease in revenues at DealTaker.com, driven by a significant change in the way Internet search results are delivered by Google that affected many e-commerce businesses and which is being addressed by DealTaker.com.

Other Results

Interest expense was $17 million in the first quarter, compared with $20 million last year. Last year’s first quarter included $5.5 million in debt issuance costs immediately expensed from the company’s new debt financing structure completed in February 2010.

Corporate expense increased 4 percent from last year, mostly due to higher compensation costs.

Non-cash income tax expense in the first quarter was $5.3 million, compared with $6 million in 2010. The unusual relationship of income tax expense to pre-tax loss is due to the “naked credit” issue discussed in the company’s public filings.

Debt at the end of the first quarter was $659 million, compared with $663 million at the beginning of the year. Cash generated by operations in 2010 ($32 million on hand at December 26, 2010) was used to pay $18 million in interest on senior notes in cFebruary. Retirement plan contributions for the full year will be $11 million, compared to the company’s original expectations of $15-20 million and $7 million was contributed in the first part of the second quarter. Capital expenditures expectations for the full year are also reduced to $20-25 million from a previous estimate of $25-29 million.

EBITDA (income before interest, taxes, depreciation and amortization) was $9 million in the first quarter of 2011, compared with $23 million in the 2010 period. After-Tax Cash Flow was a deficit of $7.5 million, compared with positive After-Tax Cash Flow of $3 million in the prior-year’s quarter. Capital expenditures in the first quarter of 2011 were $4.6 million, compared with $2.1 million in the first quarter last year. Free Cash Flow (After-Tax Cash Flow minus capital expenditures) was a deficit of $12.1 million, compared with positive Free Cash Flow of $834,000 in the prior-year period.

Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are common alternative measures used by investors, financial analysts and rating agencies that use these measures to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Outlook

“Despite shortfalls in the first quarter in Publishing and Advertising Services, our profit goal for the year remains ambitious. All of our properties continue to aggressively pursue new business and new revenue streams,” said Mr. Morton. “Our segment operating profit target is in the $100-105 million range, compared with $113 million last year. We are optimistic about the second half of the year, particularly the prospects for our television stations. Even though this is an off-election year, we will benefit from the governor’s race in Mississippi, and we expect issues advertising and early presidential campaign spending to ramp up in the latter part of this year. As of April 15, our full-year Broadcast revenue was pacing 2 percent ahead of last year, despite the absence of elections, Olympics and Super Bowl advertising. Classified advertising is showing signs of stabilizing, and advertisers have responded favorably to our new affiliation with Monster.com. Automotive classifieds are up year-over-year at almost all of our newspapers,” he said.

For the second quarter of 2011, the company expects Broadcast revenues to be flat to up 2 percent from last year. Digital Media revenues are expected to increase 3-5 percent, with continued double-digit growth from the company’s websites offsetting decreases in Advertising Services. Publishing revenues are expected to decrease 3-7 percent. As a result of aggressive expense management, the increase in total operating costs in the second quarter is expected to be limited to 2-4 percent from last year.

Conference Call, Webcast and Financial Statements

The company will hold a conference call with financial analysts today at 2 p.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous webcast. To dial in to the call, listeners may call 1-866-383-8008 about 10 minutes prior to the 2 p.m. start. The participant passcode is “Media General.” Listeners may also access the live webcast by logging on to www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance.

A replay of the webcast will be available online at www.mediageneral.com beginning at 5 p.m. today. A telephone replay is also available, beginning at 5:30 p.m. today and ending at 5 p.m. on April 27, 2011, by dialing 888-286-8010 or 617-801-6888, and using the passcode 32322127.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. Media General’s operations are organized in five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations. The company’s operations include 18 network-affiliated television stations and their associated websites, three metropolitan and 20 community newspapers and their associated websites, and more than 200 specialty publications that include weekly newspapers and niche publications targeted to various demographic, geographic and topical communities of interest. Many of the company’s specialty publications have associated websites. Media General additionally operates three interactive advertising services companies: Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a leading provider of wireless media and mobile marketing services.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Thirteen Weeks Ending

	March 27,	March 28,
(Unaudited, in thousands except per share amounts)	2011	2010

Revenues
Publishing	$ 73,344	$ 81,298
Broadcast	65,326	67,085
Digital media and other	10,273	10,481
Total revenues	148,943	158,864

Operating costs:
Employee compensation	78,219	75,592
Production	35,756	35,533
Selling, general and administrative	26,196	25,329
Depreciation and amortization	13,019	13,701
Total operating costs	153,190	150,155

Operating income (loss)	(4,247)	8,709

Other income (expense):
Interest expense	(16,564)	(19,823)
Other, net	265	375
Total other expense	(16,299)	(19,448)

Loss before income taxes	(20,546)	(10,739)

Income tax expense	5,258	6,007
Net loss	$ (25,804)	$ (16,746)

Net loss per common share - basic and diluted	$ (1.15)	$ (0.75)

Weighted-average common shares outstanding:
Basic and diluted	22,400	22,290

Media General, Inc.
BUSINESS SEGMENTS
(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Thirteen Weeks Ending March 27, 2011
Virginia/Tennessee	$ 42,580	$ (3,177)	$ 3,837
Florida	33,945	(1,600)	(3,135)
Mid-South	38,292	(2,957)	5,412
North Carolina	17,629	(1,410)	127
Ohio/Rhode Island	12,357	(773)	2,344
Advertising Services & Other	5,149	(240)	(13)
Eliminations	(1,009)	-	-
			8,572
Unallocated amounts:
Acquisition intangibles amortization	-	(1,514)	(1,514)
Corporate expense	-	(1,348)	(8,272)
	$ 148,943	$ (13,019)

Corporate interest expense			(16,553)
Other			(2,779)

Loss before income taxes			$ (20,546)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Thirteen Weeks Ending March 28, 2010
Virginia/Tennessee	$ 45,851	$ (3,289)	$ 7,609
Florida	38,073	(1,762)	1,245
Mid-South	36,585	(3,010)	4,676
North Carolina	18,809	(1,557)	1,111
Ohio/Rhode Island	13,615	(835)	3,281
Advertising Services & Other	6,336	(231)	1,441
Eliminations	(405)	-	(2)
			19,361
Unallocated amounts:
Acquisition intangibles amortization	-	(1,571)	(1,571)
Corporate expense	-	(1,446)	(7,956)
	$ 158,864	$ (13,701)

Corporate interest expense			(19,814)
Other			(759)

Loss before income taxes			$ (10,739)

Media General, Inc.
REVENUES DETAIL

	Thirteen Weeks Ending
(Unaudited, in thousands)	March 27, 2011	March 28, 2010	% Change

Virginia/Tennessee
Publishing	$ 34,984	$ 38,741	(9.7)%
Broadcast	4,881	4,951	(1.4)%
Digital media	2,715	2,159	25.8%
Total Virginia/Tennessee revenues	42,580	45,851	(7.1)%

Florida
Publishing	19,306	22,139	(12.8)%
Broadcast	12,881	14,354	(10.3)%
Digital media	1,758	1,580	11.3%
Total Florida revenues	33,945	38,073	(10.8)%

Mid-South
Publishing	7,733	8,083	(4.3)%
Broadcast	29,296	27,477	6.6%
Digital media	1,263	1,025	23.2%
Total Mid-South revenues	38,292	36,585	4.7%

North Carolina
Publishing	11,381	12,374	(8.0)%
Broadcast	5,117	5,493	(6.8)%
Digital media	1,131	942	20.1%
Total North Carolina revenues	17,629	18,809	(6.3)%

Ohio/Rhode Island
Broadcast	11,806	13,149	(10.2)%
Digital media	551	466	18.2%
Total Ohio/Rhode Island revenues	12,357	13,615	(9.2)%

Advertising Services & Other
Publishing	1	2	(50.0)%
Broadcast	2,046	1,837	11.4%
Digital media	3,102	4,497	(31.0)%
Total Advertising Services & Other revenues	5,149	6,336	(18.7)%

Eliminations	(1,009)	(405)	(149.1)%

Total revenues	$ 148,943	$ 158,864	(6.2)%

Selected revenue categories

Publishing revenues
Local	$ 32,382	$ 35,251	(8.1)%
National	3,902	5,595	(30.3)%
Classified	15,614	18,986	(17.8)%
Circulation	16,147	17,364	(7.0)%
Printing/Distribution	3,993	3,213	24.3%

Broadcast (gross) revenues
Local	$ 42,540	$ 41,997	1.3%
National	20,189	23,120	(12.7)%
Political	188	980	(80.8)%
Cable/Satellite fees	5,341	4,610	15.9%

Digital revenues
Local	$ 4,037	$ 2,996	34.7%
National	835	823	1.5%
Classified	2,313	2,160	7.1%
Advertising Services & Other	3,101	4,479	(30.8)%

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	March 27,	December 26,
(Unaudited, in thousands)	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$ 18,641	$ 31,860
Accounts receivable - net	82,981	102,314
Inventories	6,798	7,053
Other	25,060	29,745
Total current assets	133,480	170,972

Other assets	40,482	40,629

Property, plant and equipment - net	392,937	398,939

FCC licenses and other intangibles - net	567,919	569,433

Total assets	$ 1,134,818	$ 1,179,973

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 23,060	$ 30,030
Accrued expenses and other liabilities	74,005	89,784
Total current liabilities	97,065	119,814

Long-term debt	658,728	663,341

Deferred income taxes	39,838	34,729

Other liabilities and deferred credits	199,032	198,167

Stockholders' equity	140,155	163,922
Total liabilities and stockholders' equity	$ 1,134,818	$ 1,179,973

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow
	Thirteen Weeks Ending

	March 27,	March 28,
(Unaudited, in thousands)	2011	2010

Net loss	$ (25,804)	$ (16,746)
Interest	16,564	19,823
Taxes	5,258	6,007
Depreciation and amortization	13,019	13,701

EBITDA	$ 9,037	$ 22,785

Net loss	$ (25,804)	$ (16,746)
Taxes *	5,258	6,007
Depreciation and amortization	13,019	13,701

After-tax cash flow	$ (7,527)	$ 2,962

After-tax cash flow	$ (7,527)	$ 2,962
Capital expenditures	4,612	2,128

Free cash flow	$ (12,139)	$ 834
* The Company's income tax expense in 2011 and 2010 is non cash in nature and has been added back accordingly.
See 2010 Form 10-K for further discussion.

CONTACT: Investor Contact: Lou Anne Nabhan, +1-804-649-6103, or Media Contact: Ray Kozakewicz, +1-804-649-6748